     As filed with the Securities and Exchange Commission on July 15, 1996
                                                      Registration No. 333-_____

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ______________________________

                             THE RIGHT START, INC.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                   California                                    95-3971414
                   ----------                                    ----------
(State or other jurisdiction of incorporation or              (I.R.S. Employer
                  organization)                              Identification No.)


        5334 Sterling Center Drive, Westlake Village, California  91361
        --------------------------------------------------------  -----
            (Address of principal executive offices)    (Zip code)

               Registrant's telephone number, including area code
                                 (818) 707-7100
                                 --------------

                                 JERRY R. WELCH
                           5334 Sterling Center Drive
                       Westlake Village, California 91361
                                 (818) 707-7100
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                 ERIC H. SCHUNK
                        Milbank, Tweed, Hadley & McCloy
                     601 South Figueroa Street, 30th Floor
                         Los Angeles, California  90017
                                 (213) 892-4000
                         ______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS       AMOUNT             PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
OF SECURITIES TO BE       TO BE              OFFERING PRICE      AGGREGATE             REGISTRA-
REGISTERED                REGISTERED         PER UNIT (1)        OFFERING PRICE(1)     TION FEE
- ----------                ----------         ------------        -----------------     --------
Common Stock              4,965,076 shares   $5.00               $24,825,380           $8,561

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock as reported by The Nasdaq National Market on July 11, 1996.

                   Total number of pages in this report: ___
                      (Exhibit index located on page ___)

                   SUBJECT TO COMPLETION DATED JULY 15, 1996



 PROSPECTUS



                               4,965,076 SHARES

                             THE RIGHT START, INC.

                                 COMMON STOCK


      All of the 4,965,076 shares of Common Stock, no par value per share (the "Shares"), offered hereby are being offered for the account of certain shareholders (the "Selling Shareholders") of The Right Start, Inc. (the "Company"). See "Selling Shareholders."

      This Prospectus has been prepared by the Company pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") between each of the Selling Shareholders and the Company. The Company will receive none of the proceeds from the sale of Shares hereby, but has agreed to bear all fees and expenses incident to the registration, offering and sale of the Shares, excluding any underwriting discounts and commissions. See "Use of Proceeds," "Selling Shareholders" and "Plan of Distribution."

      The Common Stock is quoted on The Nasdaq National Market under the symbol "RTST." On July 12, 1996, the last sale price of the Common Stock as reported on Nasdaq National Market was $5 per share.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.


      THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is __________, 1996

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH BELOW UNDER "RISK FACTORS," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN). ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") MAY CONTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH OR INCORPORATED BY REFERENCE IN THE PROSPECTUS. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS.


                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Prospectus Summary .....................................................    3
Risk Factors ...........................................................    4
The Company ............................................................    7
Use of Proceeds ........................................................    7
Price Range of Common Stock ............................................    7
Dividend Policy ........................................................    7
Selling Shareholders ...................................................    8
Plan of Distribution ...................................................    9
Experts ................................................................   10
Legal Matters ..........................................................   10
Available Information ..................................................   10
Incorporation by Reference .............................................   11


                               PROSPECTUS SUMMARY

     The following material is qualified in its entirety by the information and the consolidated financial statements and notes thereto appearing elsewhere in or incorporated by reference into this Prospectus.

                                  THE COMPANY

     The Right Start, Inc., a California corporation (the "Company"), is a leading merchant offering unique, high-quality products for infants and young children. The Company markets its products through its 22 retail stores, primarily located in major regional malls across the nation, and through The Right Start Catalog. The Company's principal executive offices are located at 5334 Sterling Center Drive, Westlake Village, California and its telephone number is (818) 707-7100.

                             SUMMARY FINANCIAL DATA

                                                  Fiscal Year Ended                                  39 Weeks Ended
                           ------------------------------------------------------------------------------------------
                                 5/31          5/25         5/26         5/27         5/29          3/2          2/22
                                 1995          1994         1993         1992         1991         1996          1995
                           ------------------------------------------------------------------------------------------

                                                 (Dollars in thousands, except per share data)
EARNINGS DATA:
  Revenues:
    Net Sales              $   44,573    $   49,204   $   37,261   $   23,896   $   19,091   $   29,200    $   34,602
    Other Revenues              1,168         1,311          992          868          476        1,256           856
                           ----------    ----------   ----------   ----------   ----------   ----------    ----------
                               45,741        50,515       38,253       24,764       19,567       30,456        35,458
  Net Income (loss)            (2,106)          176         1032          820        1,250       (1,467)       (2,014)
  Earnings (loss) per            (.33)          .03          .16          .14          .26         (.23)         (.32)
    share
SHARE DATA:
  Weighted average
  Shares Outstanding        6,300,000     6,637,142    6,494,133    5,739,670    4,804,000    6,315,500     6,300,000
BALANCE SHEET DATA:
  Current Assets           $    9,660    $   12,002   $   13,306   $   12,975   $    5,001   $    9,751    $   10,166
  Total Assets                 14,632        18,221       18,274       14,004        5,452       16,834        14,381
  Current Liabilities           3,690         4,979        5,650        2,412        3,746        5,026         3,423
  Long-Term Debt                    -             -            -            -            -        1,996             -
  Shareholders'
    Equity                     10,694        12,800       12,624       11,592        1,706        9,293        10,786

                                  RISK FACTORS

     Before making a decision to purchase any of the securities described herein, prospective investors should carefully consider the risks set forth below, as well as other information set forth in this Prospectus.

HISTORY OF OPERATING LOSSES; CHANGES IN OPERATIONS

     The Company reported losses from operations (before interest and other income, loss on the sale of Children's Wear Digest and provision for income taxes) for the fiscal year ended May 31, 1995 of $1,659,000 and for the thirteen and thirty-nine week periods ended March 2, 1996 of $1,376,000 and $2,374,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995 and its Quarterly Report on Form 10-Q for the thirteen and thirty-nine week periods ended March 2, 1996 incorporated by reference herein.

     Since fiscal 1994, the Company's operating strategy has focused on opening and operating new retail stores, while reducing less profitable circulation of its catalog business. There can be no assurance that the Company's operating strategy will be successful or that the Company will not continue to incur losses in subsequent periods. The Company reported a significant loss for the Company's third fiscal quarter ended March 2, 1996 due to operating losses for The Right Start Catalog and severance costs related to the resignation of the Company's former Chief Executive Officer. The Company will incur losses through at least the fiscal year ending June 1, 1996. Losses could negatively affect working capital and the extension of credit by the Company's suppliers and impact the Company's ability to implement its retail expansion strategy.

RETAIL EXPANSION STRATEGY

     The Company opened eight new stores in fiscal 1995, 11 new stores in fiscal 1996, and currently plans to open up to 18 additional new stores in fiscal 1997. The Company expects to expend approximately $400,000 for each new store it opens. The Company's ability to open and operate new stores profitably is dependent on the identification and availability of suitable locations, the negotiation of acceptable lease terms, the Company's financial resources, the successful hiring and training of store managers and the Company's ability to control the operational aspects of growth. The Company intends to locate its stores primarily in high traffic regional malls. Store sites in many of these areas may be difficult to obtain on acceptable terms. There can be no assurance that the Company will be able to open and operate new stores on a timely and profitable basis or that same store sales will increase in the future. The Company expects to fund store openings from the remaining proceeds from its rights offering completed in late fiscal 1996, cash flow from operations and borrowings under its bank facility.

TARGETED CATALOG MAILING STRATEGY

     Based on a decline in the Right Start Catalog response rates, the Company made circulation cuts of up to 40% for fiscal 1996 catalog mailings in an effort to exclude less profitable mailing lists from the mailing of the Right Start Catalog. These cuts have resulted in a significant decline in the Company's revenues from catalog sales, and there can be no assurance that the profitability of the overall catalog will increase or that the Company will not continue to experience declining response rates.

COMPETITION

     The specialty catalog and retail infants' and children's markets are highly competitive. The Company's specialty mail order catalogs, retail stores and products compete with other retail stores, including specialty stores, mass merchants, discount chains, and department stores, and with a growing number of other mail order catalogs. Some of the Company's competitors have substantially greater financial, distribution and marketing resources than the Company. The substantial sales growth in the mail order catalog industry has encouraged the entry of many new competitors and continues to foster an increase in competition from established companies. The catalog and retail businesses could become even more competitive in the future.

MERCHANDISING

     The Company's success depends to a large degree on its ability to introduce in a timely manner new or updated products which are affordable, functional in purpose, distinctive in quality and design and not widely available from other retailers. Misjudgments as to customer interest in new or updated products could lead to excess inventories and higher markdowns and could have a material adverse effect on the Company's financial condition and results of operations.

CHANGE OF CHIEF EXECUTIVE OFFICER

     Effective as of March 8, 1996, Lenny M. Targon resigned as Chief Executive Officer of the Company, and the Board of Directors named Jerry R. Welch (Chairman of the Board of Directors) as Chief Executive Officer. Mr. Welch also serves as Senior Vice President of Kayne Anderson, the general partner of funds (each of which is a Selling Shareholder in this Offering) owning approximately 39% of the Company's Common Stock, and Chairman of the Board and Chief Executive Officer of Glacier Water Services, Inc. The Company does not have any plans to replace Mr. Welch as its Chief Executive Officer. Mr. Welch does not intend to devote all of his time to the Company, but will allocate his time appropriately between the Company and his various other responsibilities.

INCREASES IN COSTS OF MAILING AND DISTRIBUTION

     The Company experienced a significant increase in postage costs in fiscal 1996. Increases in the costs of printing and mailing catalogs could adversely affect the Company's mail order business, especially if such increases occur sooner than anticipated or in amounts larger than anticipated.

     Approximately 35% of the items in the catalog of the Company's merchandise is obtained directly or indirectly from foreign sources, currently concentrated in the Far East, for which deliveries take longer than domestic sources. Accordingly, the Company's operations are subject to the customary risks of doing business abroad, including fluctuations in the value of currencies, export duties, quotas, delays in deliveries, work stoppages and, in certain parts of the world, political instability. In such case, obtaining substitute domestic goods could be more expensive and less profitable to the Company.

     Various states are increasingly seeking to impose sales or use taxes on interstate mail order sales and are aggressively auditing sales tax returns of most mail order business. Complex legal issues arise in these areas, relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes it has adequately provided for sales taxes on its mail order sales, there can be no assurance as to the future effect of actions taken by state tax authorities on the Company's financial condition or results of operations. In addition, the imposition of sales taxes on mail order sales often has a negative effect on mail order sales volumes and revenues.

TELECOMMUNICATIONS AND COMPUTERS

     The Company's catalog business and revenues are highly dependent upon sophisticated, third party telecommunications and its own computerized systems for order-entry and order fulfillment. In case of major communications or computer system failures, any extended breakdown could have materially adverse effects on the Company's catalog business revenues, since it would interrupt the flow of orders and shipments. There is no totally adequate alternative should the AT&T phone systems or the Company's computers fail. Management has contingency plans for such cases, and carries business interruption and casualty insurance against such risks. As part of the Company's contingency plan, all calls can automatically be rerouted to answering services or through the AT&T Network voice mail. In addition, AT&T guarantees quick rerouting of all "megacom 800" service on a very high priority basis. The Company is considering selling certain assets associated with its telemarketing services business. In the event of such a sale, the Company intends to contract with the purchaser for the provision of telemarketing services to the Company, including the receipt of incoming calls.

CHANGING ECONOMIC CONDITIONS

     The infants' and children's products business of the Company is heavily dependent upon well-to-do young parents and grandparents whose employment and income can be adversely affected by changing national economic conditions. There can be no assurance that a prolonged economic downturn throughout the United States would not have a material adverse effect on the financial condition and results of operations of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company's Common Stock, which is quoted on The Nasdaq National Market, has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially.

                                  THE COMPANY

     The Company is a leading merchant offering unique, high-quality products for infants and young children. The Company markets its products through The Right Start Catalog and retail stores, primarily located in major regional malls across the nation. The Company's principal executive offices are located at 5334 Sterling Center Drive, Westlake Village, California and its telephone number is
(818) 707-7100.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by any of the Selling Shareholders. See "Plan of Distribution."


                          PRICE RANGE OF COMMON STOCK

     The principal market for the Common Stock is The Nasdaq National Market.

     The following table indicates the high and low sale prices for the Common Stock as reported by The Nasdaq National Market for the periods indicated.


FISCAL YEAR                                         HIGH    LOW
- -----------                                         ----    ---
1996
     Fourth quarter (through July 12, 1996)......   6       5
     Third quarter...............................   6 1/4   3 5/8
     Second quarter..............................   5       3 1/2
     First quarter...............................   3 7/8   2 1/8
1995:
     Fourth quarter..............................   3       2 1/4
     Third quarter...............................   4       2 1/16
     Second quarter..............................   4 1/4   3 3/16
     First quarter...............................   4 3/4   3 3/4

     On July 12, 1996, the closing sales price per share of the Common Stock as reported on The Nasdaq National Market was $5. The Company believes there are approximately 1,300 beneficial holders of the Company's Common Stock.


                                DIVIDEND POLICY

     Restrictions in the Company's bank credit facility prohibit the payment of dividends by the Company.

                              SELLING SHAREHOLDERS

     The following table sets forth as of July 10, 1996, the names of each Selling Shareholder, none of whom has, or within the past three years has had; any position, office or other material relationship with the Company, except as noted herein or in the documents incorporated by reference herein, the number of shares of Common Stock owned by each of the Selling Shareholders as of the date of this Prospectus, the number of Shares that may be offered and sold by each such Selling Shareholder hereunder, and the percentage of Common Stock to be owned by each such Selling Shareholder upon completion of the offering if all Shares are sold by such Selling Shareholder. Unless otherwise indicated the address of each Selling Shareholder is 1800 Avenue of the Stars, Suite 1425, Los Angeles, California.

                                        OWNERSHIP OF COMMON
                                            STOCK PRIOR         SHARES OFFERED
                                            TO OFFERING           FOR SELLING             OWNERSHIP OF
                                        --------------------     SHAREHOLDER'S            COMMON STOCK
        SELLING  SHAREHOLDERS           NUMBER       PERCENT       ACCOUNT               AFTER OFFERING
        ---------------------           ------       -------     -------------           --------------
Arbco Associates, L.P. (1)              861,651       10.8%         861,651                     0

Kayne, Anderson Non-Traditional        1,261,703      15.9%        1,261,703                    0
 Investments, L.P. (1)

Opportunity Associates, L.P. (1)        215,412        2.7%         215,412                     0

Offense Group Associates, L.P. (1)      738,558        9.3%         738,558                     0

Albert O. Nicholas                      625,000        7.9%         625,000                     0
Nicholas Co., Inc.
700 North Water Street
Milwaukee, WI  53202

Fred Kayne (2)                          631,376        7.9%         631,376                     0
Fortune Fashions
6501 Flotilla Street
Commerce, CA  90040

Primerica Life Insurance Company        631,376        7.9%         631,376                     0
388 Greenwich Street
New York, NY  10013

(1) Richard A. Kayne is the President and Chief Executive Officer, and Jerry R. Welch is Senior Vice President, of Kayne, Anderson Investment Management, Inc., the general partner of the general partner of each of Arbco Associates, L.P., Kayne, Anderson Non-Traditional Investments, L.P., Opportunity Associates, L.P. and Offense Group Associates, L.P. Mr. Welch is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Richard Kayne is also a director of the Company.

(2)  Mr. Fred Kayne is a director of the Company.

                             PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of Shares offered hereby. It is anticipated that each of the Selling Shareholders will offer the Shares, from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire Shares as principals. Such underwriters or broker-dealers acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from each of the Selling Shareholders and/or the purchasers of the Shares offered hereby for whom they may act as agent.

     The distribution of the Shares may be effected in one or more transactions that may take place (i) on the Nasdaq National Market, including block trades or ordinary broker's transactions, or (ii) through privately negotiated transactions or through underwritten public offerings or (iii) through a combination of any such methods of sale, at such prices as may be obtainable. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales.

     The net proceeds to each of the Selling Shareholders from the sale of the Shares offered hereby will be the purchase price of the Shares sold less the aggregate underwriters' discounts or agents' commissions, if any. Each of the Selling Shareholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act. However, the Company and such persons disclaim that any such person is an underwriter of the Shares.

     At any time a particular offer of Shares is made, to the extent required, the specific Shares to be sold, the names of each of the Selling Shareholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Shares.

     Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify each of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Shareholders may be required to make in respect thereof.

     To comply with the securities laws of certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Each Seller Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by each Selling Shareholder and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of the Shares generally may not simultaneously engage in market making activities with respect to such Shares for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Shares offered hereby.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on form 10-K for the fiscal year ended May 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.


                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York, New York (7 World Trade Center, 13th floor, New York, New York 10017). The Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C., 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                          INCORPORATION BY REFERENCE

     The following documents filed by Company with the Commission are incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995;

     (ii) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 24, 1995, November 29, 1995 and March 2, 1996;

     (iii) The Company's Current Report on Form 8-K dated March 27, 1996; and

     (iv) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated September 18, 1991.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of this Offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including each beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus that are not delivered herewith, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company's principal office: The Right Start, Inc., 5334 Sterling Center Drive, Westlake Village, California 91361, Attention: Gina Shauer, (818) 707-7100.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The table below sets forth the estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the Common Stock covered by this Registration Statement.


SEC Registration Fee ..................................          $ 8,989
Printing Expenses .....................................            5,000
Legal Fees and Expenses (including Blue Sky) ..........           30,000
Accounting Fees and Expenses ..........................            5,000
Miscellaneous .........................................            6,011
                                                                 -------

     Total ............................................          $55,000
                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Amended and Restated Articles of Incorporation of the Company authorize the Company to provide indemnification of its officers, directors and agents for breach of duty to the Company and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations. The Company has entered into indemnification agreements with all of its directors and executive officers, which obligate the Company to indemnify such individuals to the fullest extent permitted by applicable law. The indemnification agreements require the company to advance costs and expenses incurred by the officer or director in defending or investigating an action, provided that such party undertakes to repay the amount if it ultimately is determined that he or she is not entitled to indemnification under the indemnification agreement. The indemnification agreements permit the officer or director to petition the court to seek recovery of amounts due thereunder and to recover the expenses of seeking such recovery if such party is successful. By its terms, the benefits of the indemnification agreements are not available if or to the extent the officer or director (i) has other indemnification or insurance coverage for the claim or with respect to the matters giving rise to the claim, or (ii) committed an act, transaction or omission for which he or she may not be relieved of liability under the California General Corporations Law or federal securities laws.

     In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Company provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for
(i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any improper transactions between a director and the Company in which the director has a material financial interest or, (vii) any unlawful distributions to the shareholders of the Company or any unlawful loan of money or property to, or a guarantee of the obligation of, any director or officer of the Company.

     The Company currently maintains directors' and officers' liability insurance.

 ITEM 16.  EXHIBITS

 EXHIBIT
 NUMBER               DESCRIPTION
 ------               -----------

 5.1  Opinion of Milbank, Tweed, Hadley & McCloy*

 23.1 Consent of Price Waterhouse LLP.

 23.2 Consent of Milbank, Tweed, Hadley & McCloy (included with Exhibit 5.1)*

 24.1 Power of Attorney (included on Signature Page)

 *    To be filed by Amendment.

 ITEM 17.  UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
 -----------------
 Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.


                               POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Stanley
 M. Fridstein and Jerry R. Welch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act, and any amendments thereto, and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

                                   SIGNATURES

      Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on July 15, 1996.

 THE RIGHT START, INC.
 (Registrant)

 By:  JERRY R. WELCH
      -----------------------------
      Jerry R. Welch,
      Chief Executive Officer

 Pursuant to the requirement of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 JERRY R. WELCH                                                    July 15, 1996
 ---------------------------------
 Jerry R. Welch, Chief Executive
 Officer and Chairman of the Board
 (Principal Executive Officer)


 STANLEY M. FRIDSTEIN                                              July 15, 1996
 ---------------------------------
 Stanley M. Fridstein, President,
 and Director

 RICHARD A. KAYNE                                                  July 15, 1996
 ---------------------------------
 Richard A. Kayne, Director


 FRED KAYNE                                                        July 15, 1996
 ---------------------------------
 Fred Kayne, Director


 ANDREW FESHBACH                                                   July 15, 1996
 ---------------------------------
 Andrew Feshbach, Director


 ROBERT R. HOLLMAN                                                 July 15, 1996
 ---------------------------------
 Robert R. Hollman, Director


 HOWARD M. ZELIKOW                                                 July 15, 1996
 ---------------------------------
 Howard M. Zelikow, Director


 GINA M. SHAUER                                                    July 15, 1996
 ---------------------------------
 Gina M. Shauer, Chief Financial
 Officer (Principal Financial and
 Accounting Officer)